Exhibit 6.8

LEASE AGREEMENT

PARTIES. This Commercial Lease Agreement (“Agreement”) was made on: October 28, 2020

Landlord Name: Jef Lews (“Landlord”)

Landlord Address: 318 Clay Street, Nevada City, CA 95959

Tenant(s): BrewBilt Manufacturing Inc., (the “Tenant(s)”).

The Landlord and Tenant are collectively referred to in this Agreement as the “Parties”. NOW, for the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

LEASE TERM. This Agreement shall begin on January 1, 2020 and end on December 31 2025, hereinafter known as the “Lease Term”.

PROPERTY. The Landlord agrees to lease the described property to the Tenant:

Address: 110 Springhill Dr., Suite 10 Grass Valley CA 95945 (“Premises”).

Type: ☐ Single-family ☐ Apartment ☐ Condominium XX Commercial

OCCUPANTS. The Premises is to be used as a commercial dwelling only for the Tenant:

X WILL NOT have additional Occupants residing in the Premises.

RENT. The rent to be paid by the Tenant to the Landlord throughout the term of this Agreement is to be made in monthly installments of 4,861.19 (“Rent”) and shall be due on the 1st day of each month (“Due Date”). The Tenant will pay for all assessed State and Federal Property Taxes, dues, and improvements.

RENT PRE-PAYMENT. The Tenant will (check one):

X - Not be Pre-paying Rent.

SECURITY DEPOSIT. Upon the due execution of this Agreement, the Tenant shall deposit with the Landlord the sum of $0.00 receipt of which is hereby acknowledged by the Landlord, as security for any damage caused to the Premises during the term hereof. Such deposit shall be returned to the Tenant, less any itemized deductions, within          days after the end of the Lease Term.

FURNISHINGS. The Premises is (check one):

X - Not furnished.

LATE FEE. If Rent is unpaid by the Due Date:

X - The Tenant will NOT be charged a late fee.

UTILITIES. The Tenant will assume responsibility for all utilities and services .

APPLIANCES. The Landlord shall provide the following appliances:

X - Appliances are not provided.

PARKING. The Tenant (check one):

X - Is allotted 10 parking space(s):

X - Free of charge (included in Rent)

MOVE-IN INSPECTION. At the start of the Lease Term, the Parties shall (check one):

X - Not jointly inspect the Premises.

NOTICES. Any and all notices sent by the Landlord or the Tenant to each other shall be sent to the following addresses above:

AGENT / MANAGER. The Landlord (check one):

X - DOES have a manager on the Premises. They can be contacted for maintenance and repair requests at:

Agent/Manager Name: Jef Lewis.

SALE OF PROPERTY. In the event the Premises is sold, the Landlord is to notify the Tenant as to the name(s) of the new Owner and Manager (if applicable), and provide contact information for requesting repairs. The new Owner:

X - Does NOT have the right to terminate the Agreement.

PETS. The Tenant is (check one):

X - NOT permitted to have pets of any nature on the Premises.

SMOKING. Smoking on the Premises is (check one):

X - NOT permitted on the Premises and common areas.

SMOKE DETECTORS. The Tenant shall inspect and certify that the Premises has a working smoke detector or detectors after taking possession thereof. If such detector(s) are not working the Tenant shall notify the Landlord promptly. The Tenant shall be responsible for keeping all smoke detectors in working order and with working batteries. The Tenant shall not disable or alter such detector(s).

INSPECTION OF PREMISES. The Landlord and the Landlord’s agents shall have the right at all reasonable times during the term of this Agreement and any renewal thereof to enter the Premises for the purpose of inspecting the Premises and all buildings and improvements thereon by providing twenty-four (24) hours’ notice. And for the purposes of making any repairs, additions or alterations as may be deemed appropriate by the Landlord for the preservation of the Premises or the building. The right of entry shall likewise exist for the purpose of removing placards, signs, fixtures, alterations or additions, that do not conform to this Agreement or to any restrictions, rules or regulations affecting the Premises.

ATTORNEYS’ FEES. Should it become necessary for the Landlord to employ an attorney to enforce any of the conditions or covenants hereof, including the collection of rentals or gaining possession of the Premises, the Tenant agrees to pay all expenses so incurred, including a reasonable attorneys’ fee.

MAINTENANCE, REPAIR, & ALTERATIONS. Tenant will, at the Tenant’s sole expense, keep and maintain the Premises in good, clean and sanitary condition and repair during the term of this Agreement and any renewal thereof. Tenant shall be responsible to make all repairs to the Premises, fixtures, appliances and equipment therein that may have been damaged by Tenant’s misuse, waste or neglect, or that of the Tenant’s family, agents or visitors. Tenant agrees that no painting or alterations will be performed on or about the Premises without the prior written consent of Landlord. Tenant shall promptly notify Landlord of any damage, defect or destruction of the Premises or in the event of the failure of any of the appliances or equipment. Landlord will use its best efforts to repair or replace any such damaged or defective areas, appliances or equipment.

WAIVER. No delay or failure of the Landlord to enforce any part of this Agreement shall be deemed as a waiver thereof, nor shall any acceptance of any partial payment of rent or any other amount due be deemed a waiver of the Landlord’s right to the entire amount due.

SEVERABILITY. If any provision of this Agreement or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

LIABILITY. The Landlord shall not be liable for any damages or losses to the Tenant, its occupants, guests, invitees or other persons regardless of the cause therefore, unless caused by the gross negligence or willful misconduct of the Landlord. The Tenant shall indemnify, defend and hold the Landlord harmless from any and all loss, damage or claims of any type due to the actions of the Tenant, its occupants, guests or other invitees resulting in damage to any person or property.

DEFAULT. If the Tenant fails to comply with any of the financial or material provisions of this Agreement, or of any present rules and regulations or any that may be hereafter prescribed by the Landlord, or materially fails to comply with any duties imposed on the Tenant by statute or State laws, within the time period after delivery of written notice by the Landlord specifying the non-compliance and indicating the intention of the Landlord to terminate the Agreement by reason thereof, the Landlord may terminate this Agreement. If the Tenant fails to pay rent when due and the default continues for the time-period specified in the written notice thereafter, the Landlord may, at their option, declare the entire balance (compiling all months applicable to this Agreement) of rent payable hereunder to be immediately due and payable and may exercise any and all rights and remedies available to the Landlord at law or in equity and may immediately terminate this Agreement.

The Tenant will be in default if: (a) the Tenant does not pay rent or other amounts that are owed; (b)  the Tenant, their guests, or the Occupant(s) violate this Agreement, rules, or fire, safety, health, or criminal laws, regardless of whether arrest or conviction occurs; (c) the Tenant abandons the Premises; (d) the Tenant gives incorrect or false information in the rental application; (e) the Tenant, or any Occupant(s) is arrested, convicted, or given deferred adjudication for a criminal offense involving actual or potential physical harm to a person, or involving possession, manufacture, or delivery of a controlled substance, marijuana, or drug paraphernalia under state statute; (f) any illegal drugs or paraphernalia are found in the Premises or on the person of the Tenant, guests, or Occupant(s) while on the Premises and/or; (g) as otherwise allowed by law.

ABANDONMENT. Abandonment shall have occurred if, without notifying the Landlord, the Tenant is absent from the Premises for the State mandated minimum time-period, or seven (7) days, whichever length of time is less. In the event of Abandonment, the Landlord will have the right to immediately terminate the Agreement and remove the Tenant’s personal possessions.

COMPLIANCE WITH LAW. The Tenant agrees that during the Lease Term, that they shall promptly comply with any present and future laws, ordinances, orders, rules, regulation, and requirements of the Federal, State, County, City and Municipal government or any of their departments, bureaus, boards, commissions and officials thereof with respect to the premises, or the use or occupancy thereof, whether said compliance shall be ordered or directed to or against the Tenant, the Landlord, or both.

GUESTS. The Tenant is NOT permitted to have persons living on the Premises other than the Tenant and Occupant(s) listed Section 4. Guests to the Premises can stay for a maximum of forty-eight (48) hours unless the Tenant obtains written approval from the Landlord.

INSURANCE. The Tenant is advised and understands that the personal property of the Tenant is not insured by the Landlord against any damage or loss, and the Tenant agrees that the Landlord shall have no liability in connection with any such damage or loss. The Tenant shall procure renter’s insurance to protect the Tenant’s property and for liability claims, and shall provide evidence thereof to the Landlord upon the Landlord’s request.

ASSIGNMENT AND SUBLETTING. The Tenant shall not assign this Agreement or sublet any portion of the Premises without prior written consent of the Landlord, which shall not be unreasonably withheld.

JOINT AND SEVERAL. If the Tenant is comprised of more than one person, each person shall be jointly and severally liable under this Agreement.

HAZARDOUS MATERIALS. The Tenant agrees to not possess any type of personal property that could be considered a fire hazard such as a substance having flammable or explosive characteristics on the Premises. Items that are prohibited to be brought into the Premises, other than for everyday cooking or the need of an appliance, includes but is not limited to gas (compressed), gasoline, fuel, propane, kerosene, motor oil, fireworks, or any other related content in the form of a liquid, solid, or gas.

RETALIATION. The Landlord is prohibited from making any type of retaliatory acts against the Tenant including, but not limited to, restricting access to the Premises, decreasing or cancelling services or utilities, failure to repair appliances or fixtures, or any other type of act that could be considered unjustified.

ACCESS. Upon the beginning of the Proration Period or the start of the Lease Term, whichever is earlier, the Landlord agrees to give access to the Tenant in the form of keys, fobs, cards, or any type of keyless security entry as needed to enter the common areas and the Premises. Duplicate copies of the access provided may only be authorized under the consent of the Landlord and, if any replacements are needed, the Landlord may provide them for a fee. At the end of this Agreement all access provided to the Tenant shall be returned to the Landlord or a fee will be charged to the Tenant or the fee will be subtracted from the Security Deposit.

POSSESSION & SURRENDER. Tenant shall be entitled to possession of the Premises on the 1st day of the Lease Term. Upon termination of the Agreement, Tenant shall peaceably surrender the Premises to the Landlord in good condition, as it was at the commencement of the Agreement, excluding reasonable wear and tear.

PREMISES DEEMED UNINHABITABLE. If the Premises is deemed uninhabitable due to damage beyond reasonable repair, the Tenant will be able to terminate this Agreement by written notice to the Landlord. If said damage was due to the negligence of the Tenant, the Tenant shall be liable to the Landlord for all repairs and for the loss of income due to restoring the Premises back to a livable condition in addition to any other losses that can be proved by the Landlord.

GOVERNING LAW. This Agreement shall be governed by the laws of the state of California

LEAD BASED PAINT. The Premises (check one):

X - Was not built prior to 1978.

ENTIRE AGREEMENT. This Agreement contains all of the terms agreed to by the Parties and may be modified or amended only by written agreement signed by the Parties. This Agreement replaces all previous discussions, understandings, and oral agreements. The Parties agree to the terms and conditions and shall be bound until the end of the Lease Term.

IN WITNESS THEREOF, the Parties have caused this Agreement to be executed on February 23, 2021

Landlord’s Signature: /s/ Jef Lewis                                                                                                                         Date: 2/23/2021

Printed Name: Jef Lewis

Tenant’s Signature: /s/ Jef Lewis                                                                                                                         Date: 2/23/2021

Printed Name: Jef Lewis